Exhibit 99.1

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED FEBRUARY 3, 2007 AND JANUARY 28, 2006

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED FEBRUARY 3, 2007 AND JANUARY 28, 2006

Toys “R” Us – Delaware, Inc. and Subsidiaries

Consolidated Balance Sheets

(In millions)	February 3, 2007	January 28, 2006
		(As restated)
ASSETS
Current Assets:
Cash and cash equivalents	$401	$374
Accounts and other receivables	98	60
Merchandise inventories	1,141	1,175
Current deferred tax assets	23	33
Prepaid expenses and other current assets	47	33
Note receivable from affiliate	—	100

Total current assets	1,710	1,775
Property and equipment, net	1,805	1,798
Goodwill, net	359	359
Due from Affiliates, net	100	—
Restricted cash	13	17
Other assets	104	114

	$4,091	$4,063

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$748	$234
Accrued expenses and other current liabilities	505	282
Income taxes payable	50	75
Current deferred tax liabilities	4	6
Due to affiliates, net	—	874
Current portion of long-term debt	41	31

Total current liabilities	1,348	1,502
Long-term debt	1,691	1,823
Note payable to Parent	77	70
Deferred tax liabilities	405	297
Deferred rent liabilities	155	143
Other non-current liabilities	62	32
Stockholder’s Equity:
Common stock	—	—
Additional paid in capital	4,564	4,410
Accumulated deficit	(4,197)	(4,204)
Accumulated other comprehensive loss	(14)	(10)

Total stockholder’s equity	353	196

	$4,091	$4,063

See Notes to Consolidated Financial Statements

Toys “R” US – Delaware Inc. and Subsidiaries

Consolidated Statement of Operations

	Years ended
(In millions)	February 3, 2007	January 28, 2006
Net sales	$8,797	$8,944
Other revenues (a)	150	159

Total revenues	8,947	9,103
Cost of sales	5,869	6,191
Cost of other (a)	25	19

Gross margin	3,053	2,893
Selling, general and administrative expenses (a)	2,519	2,646
Depreciation and amortization	241	261
Net (gains) losses on sales of properties	(78)	3
Restructuring and other charges	11	35

Total operating expenses	2,693	2,945

Operating earnings (loss)	360	(52)
Other (expense) income:
Interest expense (a)	(256)	(379)
Interest and other income, net (a)	33	39

Earnings (loss) before income taxes	137	(392)
Income tax provision (benefit)	84	(106)

Net earnings (loss)	$53	$(286)

(a)	Includes the following income (expenses) resulting from transactions with related parties (see Note 17 entitled, “RELATED PARTY TRANSACTIONS”):

	Years ended
(In millions)	February 3, 2007	January 28, 2006
Other revenues	$114	$123
Cost of other revenues	(27)	(16)
Selling, general and administrative expenses	(328)	(670)
Interest expense	(38)	(188)
Interest and other income, net	24	30

See Notes to Consolidated Financial Statements

Toys “R” Us – Delaware, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years ended
(In millions)	February 3, 2007	January 28, 2006
Cash Flows from Operating Activities
Net earnings (loss)	$53	$(286)
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	241	261
Amortization of debt issuance costs	34	51
Net (gains) losses on sales of properties	(78)	3
Deferred income taxes	24	(152)
Non-cash portion of restructuring, other charges and impairments	11	19
Other	2	(6)
Changes in operating assets and liabilities:
Accounts and other receivables	(37)	(18)
Merchandise inventories	29	390
Prepaid expenses and other operating assets	(8)	2
Accounts payable, accrued expenses and other liabilities	748	114
Income taxes payable	24	30
Due to affiliates, net	(972)	(25)
Other assets and liabilities	41	(15)

Net cash provided by operating activities	112	368

Cash Flow from Investing Activities
Capital expenditures	(180)	(131)
Acquisition of minority interest in Toysrus.com	(6)	—
Repayment of note receivable from affiliates	108	—
Decrease(increase) in restricted cash	4	(17)
Proceeds from sale of fixed assets	172	982

Net cash provided by investing activities	98	834

Cash Flow from Financing Activities
Long-term debt borrowings	2,274	1,337
Long-term debt repayment	(2,437)	(3,011)
Repayment of note payable to Parent	—	(633)
Capital contribution	—	899
Capitalized debt issuance costs	(23)	—

Net cash used in financing activities	(186)	(1,408)

Effects of exchange rate changes on cash and cash equivalents	3	10
Cash and Cash Equivalents
Increase (decrease) during period	27	(196)
Beginning of period	374	570

End of period	$401	$374

Supplemental Disclosure of Cash Flow Information
Income taxes paid, net of refunds	$38	$35
Interest paid to third parties	$174	$135

See Notes to Consolidated Financial Statements

Toys “R” Us – Delaware, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholder’s Equity

(In millions)	Common Stock	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholder’s equity
Balance, January 29, 2005 (As previously reported)	—	$3,257	$(34)	$(1,895)	$1,328
Effect of restatement	—	—	—	(18)	(18)

Balance at beginning of period, as restated	—	3,257	(34)	(1,913)	1,310
Net loss for the period	—	—	—	(286)	(286)
Foreign currency translation adjustments (as restated)	—	—	23	—	23
Unrealized gain on hedged transactions, net of tax	—	—	1	—	1

Total comprehensive loss (as restated)					(262)
Capital contributions (as restated)	—	1,153	—	—	1,153
Dividends				(1,992)	(1,992)
Distribution arising from tax allocation arrangement	—	—	—	(13)	(13)

Balance, January 28, 2006 (as restated)	—	$4,410	$(10)	$(4,204)	$196

Net earnings for the period	—	—	—	53	53
Foreign currency translation adjustments	—	—	(2)	—	(2)
Unrealized gain on hedged transactions, net of tax	—	—	(2)	—	(2)

Total comprehensive loss					49
Stock compensation expense	—	1	—	—	1
Capital contributions	—	153	—	—	153
Distribution arising from tax allocation arrangement	—	—	—	(46)	(46)

Balance, February 3, 2007	—	$4,564	$(14)	$(4,197)	$353

See Notes to Consolidated Financial Statements

Toys “R” Us – Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization

Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”) a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns, licenses or franchises Toys “R” Us stores in the United States and foreign countries and owns Babies “R” Us stores in the United States. Our company operates Toys “R” Us stores in the United States and Canada, Babies “R” Us stores in the United States, and internet businesses in the United States and Canada. We also own, through our subsidiary Geoffrey, Inc., the trademarks for the brand names under which the Toys “R” Us and Babies “R” Us businesses are operated worldwide.

On July 21, 2005, our Parent was acquired by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co., L.P., and Vornado Realty Trust (collectively, the “Sponsors”), along with a fourth investor, GB Holdings I, LLC, an affiliate of Gordon Brothers, a consulting firm which is unaffiliated with the Sponsors and members of Parent’s management, through a $6.6 billion merger of Global Toys Acquisition Merger Sub, Inc. with and into Parent, with Parent being the surviving corporation in the merger (the “Merger”). As a result of the Merger, as of July 21, 2005, Our Parent is 100% owned by Toys “R” Us Holdings, Inc. (“Holdings”), which is in turn owned, based on voting stock, 32.9% by each of the Sponsors, 1.1% by the fourth investor and 0.2% by management.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. We eliminate all inter-company balances and transactions.

Consolidation of Variable Interest Entities

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“VIEs”) (“FIN 46(R)”). FIN 46(R) requires the consolidation of entities that are controlled by a company through interests other than voting interests. Under the requirements of this interpretation, an entity that maintains a majority of the risks or rewards associated with VIEs is viewed to be effectively in the same position as the parent in a parent-subsidiary relationship.

We evaluate our lending vehicles, including our commercial mortgage backed securities structured loans and any joint venture interests to determine whether we are the primary beneficiary of a VIE. The primary beneficiary will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of holding a variable interest. Based on our analysis no variable interest entities were identified that required consolidation.

Fiscal Year

Our fiscal year ends on the Saturday nearest to January 31. Unless otherwise stated, references to years in this report relate to the 53 and 52-week fiscal years below:

Fiscal Year	Number of Weeks	Ended
2006	53	February 3, 2007
2005	52	January 28, 2006

Basis of Presentation

The accompanying financial statements include the assets and liabilities and the related operations of the United States and Canada toy and baby-juvenile products.

These financial statements have been prepared giving retroactive effect to the reorganization that occurred on July 21, 2005 as if it had occurred on January 29, 2005. This reorganization transferred the legal ownership of our operations from Parent or its affiliates to Toys “R” Us – Delaware, Inc. and has been accounted for as a combination of entities under common control.

As more fully described in Note 2, we incorporated five new entities by contributing certain of our owned properties and by assigning some of our real estate leases. Immediately following the contribution and assignment, most of the properties were leased back by us. Four of these entities were later sold to affiliates of ours at fair value. In accordance with the guidance provided in Statement of Financial Accounting Standards (“SFAS”) No. 66, “Accounting for Sale of Real Estate” and SFAS No. 141, “Business Combinations”, the contribution, assignment and sale of the investments have been recorded at historical costs. Any difference between the fair market value received and net carrying value of properties transferred has been recorded as a contribution of capital. Refer to Notes 3, 6, 13 and 17 for further details on the net gains and losses on the sale of properties, property and equipment, leases, and related party transactions.

Use of Estimates

The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our consolidated financial statements.

Revisions and Restatement of Previously Issued Financial Statements

We have made certain revisions to prior period information to conform to current presentations. In fiscal 2006, we disclosed a line item for Net (gains) losses on sales of properties (discussed in Note 3 entitled “NET (GAINS) LOSSES ON SALES OF PROPERTIES”) in our consolidated statements of operations and consolidated statements of cash flows. For comparability purposes on the consolidated statements of operations, we reclassified $3 million net loss for fiscal 2005, $1 million from Restructuring and other charges, and $2 million from Selling, general and administrative expenses (“SG&A”).

For presentation on the consolidated statements of cash flows, a $1 million net loss was reclassified from the Non-cash portion of restructuring, other charges and impairments, and $2 million net loss from the Other line item. As the reclassification was made between lines in the Cash flows provided by operating activities section, the reclassification did not affect the prior year disclosure by category on the consolidated statements of cash flows.

In fiscal 2006, we identified errors in the way we had previously accounted for income taxes. As a result we have restated the Consolidated Balance sheet as of January 28, 2006. Refer to Note 20 entitled “RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS”.

In fiscal 2006, we have included certain immaterial other non-product revenue in Other revenues which have historically been presented as a reduction in SG&A. We have restated $36 million in fiscal 2005 to correctly present other non-product revenue in Other revenues. Refer to Note 20 entitled “RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS”.

Cash and Cash Equivalents

We consider our highly liquid investments with original maturities of less than three months to be cash equivalents. Book cash overdrafts issued but not yet presented to the bank for payment are reclassified to accounts payable.

Restricted Cash

Restricted cash represents collateral and other cash that is restricted from withdrawal. As of February 3, 2007 and January 28, 2006, we had restricted cash of $13 million and $17 million, respectively, which primarily serves as collateral for certain property financings we entered into during fiscal 2005.

Merchandise Inventories

Merchandise inventories for the Toys “R” Us – U.S. division, other than apparel, are stated at the lower of LIFO (last-in, first-out) cost or market value, as determined by the retail inventory method and represent approximately 63% and 66% of total merchandise inventories, at February 3, 2007 and January 28, 2006, respectively. The excess of replacement or current cost over stated LIFO value is immaterial. All other merchandise inventories are stated at the lower of FIFO (first-in, first-out) cost or market value as determined by the retail inventory method.

Property and Equipment

We record property and equipment at cost. Leasehold improvements represent capital improvements made to our leased properties. We record depreciation and amortization using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable. We utilize accelerated depreciation methods for income tax reporting purposes with recognition of deferred income taxes for the resulting temporary differences.

For any store closing where a lease obligation still exists, we record the estimated future liability associated with the rental obligation less any estimated sublease income on the date the store is closed in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”

We also review the carrying value of all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. We will record an impairment loss when the carrying value of the underlying asset group exceeds their discounted cash flows. Refer to Note 4 entitled “RESTRUCTURING AND OTHER CHARGES” for details of fiscal 2005 impairment charges.

We capitalize interest for new store construction-in-progress in accordance with SFAS No. 34 “Capitalization of Interest Cost”. Capitalized interest amounts are immaterial.

Asset Retirement Obligations

We account for asset retirement obligations (“ARO”) in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) and FASB Interpretation No. 47 (“FIN 47”), which require us to recognize a liability for the fair value of obligations to retire tangible long-lived assets when there is a legal obligation to incur such costs. We recognize a liability for an asset retirement obligations and capitalize an amount for an asset retirement costs and amortize these costs over the life of the assets.

Goodwill, Net

Goodwill is evaluated for impairment annually and whenever we identify certain triggering events that may indicate impairment, in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). We test for impairment of our goodwill by comparing the fair value and carrying values of our reporting units. We estimated fair value of these reporting units on the first day of the fourth quarter of each year, which for fiscal 2006 was October 29, 2006, using the market multiples approach, the comparable transactions approach and the discounted cash flow analysis approach. These approaches require us to make certain assumptions and estimates regarding industry economic factors and future profitability of acquired businesses. It is our policy to conduct impairment testing based on our most current business plans, which reflect changes we anticipate in the economy and the industry. If the carrying value exceeds the fair value, we would then calculate the implied fair value of our reporting unit goodwill as compared to the carrying values of the goodwill to determine the appropriate impairment charge. Based on our estimates of our reporting unit fair values compared to their carrying values, we determined that none of the goodwill associated with these reporting units was impaired.

Debt Issuance Costs

We defer debt issuance costs, which are included in Other assets, and amortize the costs into interest expense over the term of the related debt facility. Unamortized amounts at February 3, 2007 and January 28, 2006 were $89 million and $100 million, respectively. Deferred financing fees amortized to interest expense for fiscal years 2006 and 2005 were $34 million and $ 51 million, respectively, which is inclusive of accelerated amortization due to certain debt repayments.

Insurance Risks

Our Parent self-insures a substantial portion of our workers’ compensation, general liability, auto liability and property insurance risks, in addition to maintaining third party insurance coverage. Parent bills us for our share of the insurance costs.

Commitments and Contingencies

We are subject to various claims and contingencies related to lawsuits and taxes, as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For additional information on our commitments, refer to Note 16 entitled “COMMITMENTS AND CONTINGENCIES.”

Deferred Rent

We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability. Deferred rent liabilities were $155 million at February 3, 2007 and $143 million at January 28, 2006. Landlord incentives and abatements are amortized over the term of the lease.

Leases

We lease store locations, distribution centers, equipment and land used in our operations. We account for our leases under the provisions of SFAS No. 13, “Accounting for Leases” (“SFAS 13”), and subsequent amendments, which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Assets held under capital lease are included in property and equipment. As of February 3, 2007 and January 28, 2006, accumulated amortization related to capital leases for property and equipment were $25 million and $15 million, respectively.

Operating leases are recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably assured if a significant economic penalty exists for not exercising such options. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 13 entitled “LEASES” for further details.

Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

Financial Instruments

We enter into forward foreign exchange contracts to minimize the risk associated with currency fluctuations relating to our foreign subsidiaries. We also enter into derivative financial arrangements such as interest rate swaps and interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), and record the fair values of these instruments, based on information provided by reliable third parties, within our Consolidated Balance Sheets as other assets and liabilities. SFAS 133 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. We record the changes in fair value of derivative instruments, which do not qualify for hedge accounting, in our consolidated statements of operations in interest expense. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on our financial statements:

•	For designated fair value hedges, changes in fair value of derivatives and hedged items are recorded in earnings.

•

For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in other comprehensive income (loss) and subsequently recorded in the consolidated statement of operations at the time the hedged item affects earnings.

•

For designated cash flow hedges, the ineffective portion of a hedging derivative instrument’s change in fair value is immediately recognized in the consolidated statement of operations in interest expense.

During the fiscal years 2006 and 2005, we did not have any designated fair value hedges. Refer to Note 10 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at February 3, 2007 and January 28, 2006.

Foreign Currency Translation

The functional currencies of our foreign subsidiaries are as follows:

•	Canadian dollar for our wholly-owned subsidiary in Canada;

•	Hong Kong dollar for our indirectly-owned subsidiary in Hong Kong

Assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated using the average exchange rates during the applicable reporting period. The resulting translation adjustments are recorded as other comprehensive income within shareholder’s equity. Gains and losses resulting from foreign currency transactions have not been significant and are included in SG&A.

Revenue Recognition

We recognize sales, net of customer coupons and other sales incentives, at the time the customer takes possession of merchandise, either at the point of sale in our stores or at the time the customer receives shipment for products purchased from our websites. We recognize the sale from lay-away transactions when our customer satisfies all payment obligations and takes possession of the merchandise. We record sales net of sales and use taxes.

Other revenues of $150 million and $159 million for fiscal 2006 and 2005, respectively, are included in total revenue. Other revenues consist of licensing and franchising fees, warranty and consignment income, and other non-product related revenue.

Reserve for Sales Returns

We reserve amounts for sales returns for estimated product returns by our customers based on historical return experience, changes in customer demand, known returns we have not received, and other assumptions. The balance of our reserve for sales returns was $10 million at February 3, 2007 and $9 million at January 28, 2006.

Gift Cards and Breakage

We sell gift cards to customers in our retail stores, through our web sites, and through third parties, and in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift cards when the customer redeems the gift card or when the likelihood of the gift card being redeemed by the customer is remote (“breakage”) and we have determined that we do not have a legal obligation to remit the value of unredeemed gift cards to the relevant jurisdictions. Income related to customer gift card redemption is included in Net sales, whereas income related to breakage is recorded in other income and is included in our financial statements as a reduction to SG&A. We determine the gift card breakage rate based on historical redemption patterns. Based on our historical information, we concluded that the likelihood of our gift cards being redeemed beyond three years from the date of issuance is remote. At that three-year date, we recognize income for the remaining outstanding balance if we do not have a legal obligation to remit the value to a relevant jurisdiction.

Credit Card Agreement and Loyalty Program

In the fourth quarter of fiscal 2006, we entered into a five-year Credit Card Program agreement (the “Agreement”) with a third-party credit lender to offer co-branded and private label credit cards to our customers. The credit lender provides financing for our customers to purchase merchandise at our stores and other businesses and funds and administers the customer loyalty program for credit card holders.

Under the Agreement, we received an up-front incentive payment for entering into the Agreement, which is deferred and will be amortized ratably over the life of the agreement. In addition, we receive bounty fees for credit card activations and royalties on the cobranded and private label credit cards. Bounty fees are recognized ratably over the life of the contract based on our expected performance. Royalties are recognized as earned and realizable. During fiscal 2006, we recognized $11 million of other income relating to the credit card program. At February 3, 2007, $19 million of deferred credit card income is included as Other non-current liabilities in our Consolidated Balance Sheets.

Cost of Sales and Selling, General, and Administrative Expenses

The following table illustrates costs associated with each expense category:

“Cost of sales”	“SG&A”

• The cost of acquired merchandise from vendors; • Freight in; • Markdowns; • Provision for inventory shortages; and • Credits and allowances from our merchandise vendors.

•        Store payroll and related payroll benefits;

•        Rent and other store operating expenses;

•        Advertising expenses;

•        Other income

•        Costs associated with operating our distribution network that primarily relate to moving merchandise from distribution centers to stores; and

•        Other corporate related expenses.

Other income, which is included as a reduction of SG&A, was $18 million and $1 million for fiscal 2006 and 2005, respectively. Other income consists of income from our credit card program and other miscellaneous income.

Credits and Allowances Received from Vendors

We receive credits and allowances that are related to formal agreements negotiated with our vendors. These credits and allowances are predominantly for cooperative advertising, promotions, and volume related purchases. We treat credits and allowances, including cooperative advertising allowances, as a reduction of product cost in accordance with the provisions of Emerging Issues Task Force Issue (“EITF”) No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF 02-16”) since such funds are not a reimbursement of specific, incremental, identifiable costs incurred by us in selling the vendors’ products.

In addition, we record sales net of in-store coupons that we redeem, in accordance with EITF Issue 03-10, “Application of EITF Issue No. 02-16, ‘Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,’ by Resellers to Sales Incentives Offered to Consumers by Manufacturers” (“EITF 03-10”). EITF 03-10 applies to coupon arrangements with vendors entered into or modified after November 25, 2003.

Advertising Costs

Gross advertising costs are recognized in SG&A at the point of first broadcast or distribution and were $239 million in fiscal 2006, $225 million in fiscal 2005.

Costs of Computer Software

We capitalize certain costs associated with computer software developed or obtained for internal use in accordance with the provisions of Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), issued by the American Institute of Certified Public Accountants (“AICPA”). We capitalize those costs from the acquisition of external materials and services associated with developing or obtaining internal use computer software. We capitalize certain payroll costs for employees that are directly associated with internal use computer software projects once specific criteria of SOP 98-1 are met. We expense those costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities as they are incurred. We amortize all costs capitalized in connection with internal use computer software projects on a straight-line basis over a useful life of five years, beginning when the software is ready for its intended use.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. We record reserves for estimates of probable settlements of foreign and domestic tax audits. At any one time, many tax years are subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of uncertain tax issues. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings.

U.S. Federal, foreign, and state tax authorities regularly audit our tax returns. We establish tax reserves when, despite our belief that our tax return positions are supportable, it is probable we may not succeed in defending our positions. We adjust these tax reserves, as well as the related interest and penalties, based on the latest facts and circumstances, including recently published rulings, court cases, and outcomes of tax audits. To the extent our actual tax liability differs from our established tax reserves, our effective tax rate may be materially impacted.

We join with Parent in filing a U.S. federal income tax return and consolidated or unitary state income tax returns. Income taxes paid by us to Parent are based on certain tax-sharing agreements that we have executed with Parent regarding these consolidated tax filings.

The tax expense recorded in these financial statements are prepared as if we were a separate tax-paying entity for domestic and foreign purposes. However, certain of our tax losses may have been utilized by Parent or one of its subsidiaries in filing its consolidated return.

To the extent that our taxes paid or payable to Parent, pursuant to our tax-sharing arrangement, differ from our calculated tax provision, the difference is treated as a dividend to or contribution from Parent and reflected in stockholder’s equity.

In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Refer to Note 11 entitled “INCOME TAXES” for further details. We are currently evaluating the impact that adopting FIN 48 will have on our financial statements. We will adopt FIN 48 as of February 4, 2007.

Stock-Based Compensation

Effective January 29, 2006, we adopted SFAS No. 123(R) (revised 2004), “Share- Based Payment” (“SFAS 123(R)”). Under the provisions of SFAS 123(R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. As we were a nonpublic entity at the date of adoption, which used the minimum value method for pro forma disclosures under SFAS No. 123, “Accounting for Stock-Based compensation” (“SFAS 123”), we were required to apply the prospective transition method. As such, we have applied the statement to any new awards and to any awards modified, repurchased or cancelled since January 29, 2006. We continue to account for any portion of awards outstanding at January 28, 2006 that has not been modified, repurchased or cancelled using the provisions of Accounting Principles Board (“APB”) Opinion 25 (“APB 25”).

NOTE 2 – MERGER TRANSACTION AND REORGANIZATION

As discussed in Note 1, Parent was acquired by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co., L.P., and Vornado Realty Trust, along with a fourth investor, GB Holdings I, LLC, an affiliate of Gordon Brothers. In connection with the Merger Transaction, our Parent incurred $4.4 billion of indebtedness, including $1.0 billion of indebtedness of foreign affiliates.

The Merger Transaction was accounted for as a recapitalization and accordingly, there was no change in the basis of the assets and liabilities of our Parent. Therefore, all operations of the Company prior to the Merger Transaction are reflected herein at their historical amounts.

Immediately following the Merger Transaction, Parent and the Company went through a legal reorganization. The following transactions occurred, as of July 21, 2005:

•	We issued $700 million of promissory notes to Parent in exchange for the common stock of certain of our subsidiaries. The promissory notes issued have been recorded as dividends.

•	We declared a dividend of $1,292 million, of which $642 million has been settled through the adjustment of intercompany receivable from Parent.

•	We received as capital contribution a receivable of Parent from one of our subsidiaries of $247 million.

•

We assumed the following indebtedness of Parent as settlement of intercompany receivables and payables to the Company and our subsidiaries: (1) $700 million under a new $2.0 billion secured revolving credit facility, (2) $1.9 billion under a new unsecured bridge loan agreement, and (3) $600 million of new mortgage loan agreements, all of which was drawn at closing. Refer to Notes 8 and 10 for further details on seasonal financing and long-term debt and derivative instruments and hedging activities. Deferred financing fees of $149 million related to the above debt were paid by Parent and have been recorded in the accompanying financial statements as a contribution of capital.

•

We, directly or through our subsidiaries, transferred certain properties and assigned leases with a net carrying value of $230 million to various Parent affiliates in exchange for promissory notes with a value of $465 million. The majority of these properties were leased back by us. The promissory notes were settled in connection with the assumption of Parent indebtedness discussed above. The difference between the fair market value received and net carrying value of properties transferred of $235 million was recorded as a contribution of capital.

On December 9, 2005, the Company transferred additional properties and leases in the United States with a net carrying value of $1.0 billion, along with associated liabilities of $75 million, to two newly-formed entities in exchange for membership units. The majority of these properties were leased back by us. Immediately following the transfer, we sold the membership units in the new entities to another Parent affiliate for $1.9 billion. The difference between the fair market value received and net carrying value of properties transferred of $899 million has been recorded as a contribution of capital.

In connection with the sale of properties to affiliates on July 21, 2005 and December 29, 2005, the Company recorded a $359 million offset to the capital contribution for taxes associated with intercompany gains on the sale of real estate.

NOTE 3 – NET (GAINS) LOSSES ON SALES OF PROPERTIES

In the third quarter of 2006, we sold our interest in 35 properties with 34 being sold to Vornado Surplus 2006 Realty LLC, a Delaware limited liability company (the “Purchaser”), an affiliate of Vornado Realty Trust, an indirect equity owner of the Company and the Seller (see Note 4 “RESTRUCTURING AND OTHER CHARGES - 2005 Initiatives”). We sold the 35 properties for gross proceeds of approximately $160 million. As a result of the sale of these properties, the Company recorded a gain of $79 million for the year ended February 3, 2007. Approximately $156 million of the proceeds were used to repay a portion of the $200 million asset sale facility of the senior secured credit facilities we entered into on July 19, 2006 (see Note 8 entitled “LONG-TERM DEBT”).

NOTE 4 – RESTRUCTURING AND OTHER CHARGES

Our consolidated financial statements for the years ended February 3, 2007 and January 28, 2006, included the following pre-tax charges related to restructuring initiatives:

(In millions)	Restructuring and other charges	Depreciation and amortization	Cost of Sales	Total
Fiscal 2006
2005 Initiatives	$10	$13	$3	$26
2003 and Prior Year Initiatives	1	—	—	1

Total	$11	$13	$3	$27

(In millions)	Restructuring and other charges		Depreciation and amortization	Cost of Sales	Total
Fiscal 2005
2005 Initiatives	$29		$19	$41	$89
2003 and Prior Year Initiatives	7		—	—	7

Total	$36	*	$19	$41	$96

*	We reclassified $1 million from restructuring and other charges for fiscal 2005 in our consolidated statements of operations. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further information regarding the restatement of previously issued financial statements.

At February 3, 2007, we had total remaining reserves of $30 million, included in Other non-current liabilities in the Consolidated Balance Sheets, related to the restructuring initiatives explained below. We believe that the remaining reserves at February 3, 2007 are adequate to complete these initiatives and commitments. See below for a further discussion of individual restructuring initiatives and a roll-forward of the related charges and reserves for the fiscal years ended February 3, 2007 and January 28, 2006:

(In millions)	Balance at January 28, 2006	Charges	Reclassification	Reversal	Utilized	Balance at February 3, 2007
2005 Initiatives	$43	$30	$12	$(4)	$(70)	$11
2003 and Prior Year Initiatives	29	1			(11)	19

Total	$72	$31	$12	$(4)	$(81)	$30

(In millions)	Balance at January 29, 2005	Charges	Utilized	Balance at January 28, 2006
2005 Initiatives	$—	$89	$(46)	$43
2003 and Prior Year Initiatives	39	7	(17)	29

Total	$39	$96	$(63)	$72

2005 Initiatives

On January 5, 2006, our Board of Directors approved the closing of 69 Toys “R” Us stores in the United States. By the end of the first quarter 2006, all 69 stores had been closed. Two of the stores were converted into Babies “R” Us stores, resulting in the permanent closing of 67 stores, of which 34 were sold to Vornado Surplus 2006 Realty LLC as of February 3, 2007, with four additional properties expected to be sold to Vornado Surplus 2006 Realty LLC in the first half of 2007 (see Note 3 entitled “NET (GAINS) LOSSES ON SALES OF PROPERTIES”).

For the year ended February 3, 2007, we incurred gross charges of $30 million, and reversed $4 million of lease commitments and severance charges related to the store closings initiative. The $30 million of charges included $3 million of inventory markdowns and liquidator fees that were recorded in cost of sales and $13 million of accelerated depreciation related to the closed and converted stores. The remaining $14 million of costs and charges, included in Restructuring and other charges in the Consolidated Statement of Operations, consisted of $10 million relating to changes in estimated sublease income and $4 million relating to asset impairment of fixed assets and disposal charges. These charges were partially offset by the reversal of $3 million of lease commitments on properties sold and $1 million of severance charges that we determined were no longer needed. At February 3, 2007, we had $11 million remaining in lease commitments for the 2005 initiative, which we expect to fully utilize by January 2019.

Details on the activity of charges and reserves for the years ended February 3, 2007 and January 28, 2006 are as follows:

(In millions)	Balance at January 28, 2006	Charges	Reclassification	Reversal	Utilized	Balance at February 3, 2007
Lease commitments	$1	$10	$12	$(3)	$(9)	$11
Asset impairment	—	4			(4)	—
Accelerated depreciation	—	13			(13)	—
Inventory markdowns and liquidator fees	34	3			(37)	—
Severance	8			(1)	(7)	—

Total remaining restructuring reserves	$43	$30	$12	$(4)	$(70)	$11

(In millions)	Initial Charges	Utilized	Balance at January 28, 2006
Lease commitments	$1	$—	$1
Asset impairment and disposal charges	20	(20)	—
Accelerated depreciation	19	(19)	—
Inventory markdowns and disposal charges	41	(7)	34
Severance	8	—	8

Total	$89	$(46)	$43

2003 and Prior Year’s Initiatives

In fiscal 2003, we decided to close all 146 of the freestanding Kids “R” Us stores and all 36 of the free-standing Imaginarium stores, as well as three distribution centers that support these stores. During the year ended February 3, 2007, we incurred $4 million of charges and reversed $2 million of charges for disposal of fixed assets and lease commitments, and utilized $6 million of reserves related to lease commitments. At February 3, 2007, we had $4 million of reserves remaining for lease commitments, which we expect to be utilized by January 2015.

In fiscal 2001, we closed stores, eliminated a number of staff positions, and consolidated five store support center facilities into our Global Store Support Center facility in Wayne, New Jersey. During the year ended February 3, 2007, we utilized $3 million of reserves for this initiative and reversed $1 million of charges for lease shortfalls, which deemed no longer necessary. At February 3, 2007, we had $9 million of reserves remaining for lease commitments related to stores and store support center locations, which we expect to be utilized by January 2019.

We had $6 million of reserves remaining at February 3, 2007, related to long-term lease commitments from restructuring charges previously recorded in 1998 and 1995, which we expect to be completed by January 2017. During the year ended February 3, 2007, we utilized $2 million of reserves.

Assets held for sale

As a result of our 2005 and prior year’s initiatives, the following assets are classified as current assets held for sale and are included on the consolidated balance sheets under “Prepaid expenses and other current assets”:

(In millions)	February 3, 2007
Land	$4
Buildings	5
Leasehold improvements	2

11
Less: accumulated depreciation and amortization	2

Net property assets held for sale	$9

NOTE 5 – GOODWILL

Details on goodwill by division are as follows:

(In millions)	February 3, 2007	January 28, 2006
Toys “R” Us – U.S.	$40	$40
Babies “R” Us	319	319

Total	$359	$359

NOTE 6 – PROPERTY AND EQUIPMENT

(In millions)	Useful life	February 3, 2007	January 28, 2006
	(in years)
Land		$217	$266
Buildings	45-50	672	765
Leasehold improvements	12-35	841	799
Furniture and equipment	5-20	1,113	1,166
Construction in progress		16	4
Costs of computer software	5	191	2
Leased property and equipment under capital lease	3 - 8	64	22

		3,114	3,024
Less: accumulated depreciation and amortization		(1,309)	(1,226)

Total		$1,805	$1,798

During fiscal 2006, our Parent Company transferred property, equipment and related liabilities as net non-cash contributions of $153 million to us.

NOTE 7 – ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

(In millions)	February 3, 2007	January 28, 2006
Accounts payable (1)	$748	$234

Gift card / gift certificate liability	158	115
Accrued bonus	62	27
Accrued interest	21	11
Sales and use tax / VAT payable	34	36
Property Tax Accrued	27	27
Other (2)	203	66

Total accrued expense and other current liabilities	$505	$282

(1)	Includes $119 million and $1 million of book overdraft cash as of February 3, 2007 and January 28, 2006, respectively.

(2)	Other includes, among other items, accrued payroll and other benefits, and other operating accruals. No individual amount included exceeds 10% of “Other” (shown above).

For the fiscal year ended January 28, 2006 our Parent paid a majority of the Company’s liabilities on our behalf, primarily resulting in $874 million Due to affiliates balance as of January 28, 2006. Beginning in February 2006, our Parent transferred most of the centralized corporate functions to us resulting in a decrease in our Due to affiliates balance and an increase in Accounts payable as of February 3, 2007.

NOTE 8 – LONG-TERM DEBT

A summary of our long-term debt and seasonal financing as of February 3, 2007 and January 28, 2006 is outlined in the table below:

(In millions)	February 3, 2007	January 28, 2006
LIBOR plus 1.30% secured real estate loans, due fiscal 2007 (a)	600	600
Note at an effective cost of 2.23% due in semi-annual installments through fiscal 2008 (b)	49	81
LIBOR plus 3.00%-4.00% asset sale facility, due fiscal 2008	44	—
LIBOR plus 4.25% secured term loan facility, due fiscal 2012	800	—
LIBOR plus 5.25% unsecured bridge facility, due fiscal 2012	—	973
LIBOR plus 5.00% unsecured credit facility, due fiscal 2012	180	—
8.750% debentures, due fiscal 2021	22	199
Capital leases	37	1

	1,732	1,854
Less current portion	41	31

Total	1,691	1,823

(a)	We have classified this loan as long-term debt because we have the ability and intent to extend the due date to August 9, 2010.

(b)	Amortizing note secured by the expected future yen cash flows from license fees due from Toys “R” Us – Japan.

The annual maturities of long-term debt and capital leases as of February 3, 2007 are as follows:

(In millions)	Annual maturities
2007 (a)	$41
2008	72
2009	7
2010 (a)	605
2011	5
2012 and subsequent	1,002

Total	$1,732

(a)	We have classified our $600 million secured real estate loans due August 9, 2007 as annual maturities of 2010 because we have the ability and intent to extend the due dates to August 9, 2010.

We were required to provide certain financial and other information to the lenders under the secured revolving credit facility, the bridge loans, and the secured real estate loans. As of February 3, 2007, we were in compliance with our financial covenants related to our outstanding debt.

As of February 3, 2007, the total fair market value of our long-term debt was approximately $1.7 billion. The fair market values of our long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities.

The following summarizes the principal terms of the Company’s financing arrangements.

$600 Million Secured Real Estate Loans

On July 21, 2005, we and our subsidiaries entered into mortgage loan agreements totaling $600 million, carrying annual weighted average interest rates of LIBOR plus 1.30%. Each of these loan agreements has a two-year term and provides for three one-year extensions at the election of the borrower. These loans were secured by direct and indirect interests in certain real property, located in the United States, with net carrying values of $459 million and $472 million at February 3, 2007 and January 28, 2006, respectively. As of February 3, 2007 and January 28, 2006, we had $600 million outstanding under these loan agreements.

The loan agreements contain covenants, including, among other things, covenants that restrict the ability of the borrowers to incur additional indebtedness, create or permit liens on assets or engage in mergers or consolidations, commingle assets with affiliates, amend organizational documents, and initiate zoning reclassification of any portion of the secured property. In addition, these covenants restrict certain transfers of, and the creation of liens on, direct or indirect interests in the borrowers except in specified circumstances.

$804 Million ($800 Million) Secured Term Loan Facility and $200 Million ($44 Million) Asset Sale Facility

On July 19, 2006, we entered into secured credit facilities with a syndicate of financial institutions (the “Secured Credit Facilities”). The initial borrowings of $1.004 billion under the Secured Credit Facilities were used to repay in full $973 million of outstanding borrowings under the Bridge Loan Agreement, dated as of July 21, 2005 (the “Bridge Loan Agreement”), plus accrued and unpaid interest thereon and to pay related expenses. Certain of the lenders under the Secured Credit Facilities were also lenders under the Bridge Loan Agreement. The Secured Credit Facilities consist of an $804 million secured term loan facility and a $200 million asset sale facility. The term loan facility matures on July 19, 2012 and the asset sale facility matures on July 19, 2008. The term loan facility bears interest equal to LIBOR plus 4.25% per annum. Concurrently with entering into the new secured term loan facility, we entered into an interest rate swap to effectively fix the interest rate on $600 million of the secured term loan at 9.685% with a termination date of August 19, 2008. In addition, we entered into a forward starting interest rate cap effectively capping the LIBOR rate on $600 million of the secured term loan at 7.50% starting in August 2008 and terminating in August 2010. The asset sale facility bears interest equal to (i) LIBOR plus 3.00% per annum until the three-month anniversary of the closing of the Secured Credit Facilities; (ii) LIBOR plus 3.50% per annum from the three-month anniversary of the closing date until the six-month anniversary; and (iii) LIBOR plus 4.00% per annum from and including the six-month anniversary of the closing date and thereafter. In addition, obligations under the Secured Credit Facilities are guaranteed by all our domestic subsidiaries and the borrowings thereunder are secured by our accounts receivable, inventory and intellectual property. The Secured Credit Facilities contain customary covenants, including, among other things, covenants that restrict our ability and our subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations. If an event of default under the Secured Credit Facilities occurs and is continuing, the commitments thereunder may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders. At February 3, 2007, the unamortized discount recorded for the $804 million secured term loan facility was $4 million.

On October 18, 2006, we used $156 million from the sale of the properties to Vornado Surplus 2006 Realty LLC to repay a portion of the $200 million asset sale facility, leaving an outstanding balance of $44 million. In connection with the principal repayment, a pro-rata portion of previously capitalized transaction costs in the amount of approximately $5 million was expensed.

$181 Million ($180 Million) Unsecured Credit Facility

On December 1, 2006, we entered into an unsecured credit facility with a syndicate of financial institutions and other lenders (the “Unsecured Credit Facility”). The syndicate includes affiliates of Vornado Realty Trust and Kohlberg Kravis Roberts & Co., L.P., indirect equity owners of the Company, which each participated in 15% of the loan amount. The initial borrowings of $181 million were used to consummate the Tender Offer and pay related expenses. The Unsecured Credit Facility matures on January 19, 2013 and bears interest equal to LIBOR plus 5.00% per annum, or at the option of Toys-Delaware, prime plus 4.00% per annum. In addition, obligations under the Unsecured Credit Facility are guaranteed by substantially all domestic subsidiaries of Toys-Delaware. The Unsecured Credit Facility contains the same customary covenants as those under the Secured Credit Facilities. At February 3, 2007, the unamortized discount for the Unsecured Credit Facility was $1 million.

Subsequent to the end of fiscal 2006, we entered into an interest rate cap on 50% of the outstanding principal amount of the $181 million Unsecured Credit Facility as required by the credit agreement. The cash paid to enter into the cap was nominal. The cap manages the variable cash flows associated with changes in the one month LIBOR above 7.00% and matures in May 2009.

$2.0 Billion Secured Revolving Credit Facility

On July 21, 2005, we, including Toys “R” Us (Canada) Ltd / Toys “R” Us (Canada) Ltd, our wholly-owned subsidiary, and certain other domestic subsidiaries entered into a $2.0 billion five-year secured revolving credit facility, carrying an annual interest rate of LIBOR plus 1.75%-3.75%, with a syndicate of financial institutions. The credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict our ability, and the ability of certain of our subsidiaries, to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends or repurchase capital stock or make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The revolving credit facility also requires that we maintain a minimum excess availability greater than or equal to the lesser of $125 million or 10% of the calculated borrowing base, meaning that the borrowing base (generally consisting of specified percentages of eligible inventory, credit card receivables and certain real estate less any applicable availability reserves) must exceed the amount of borrowings under the credit facility by the minimum excess availability. Pricing for the facility is tiered based on levels of excess availability.

As of both February 3, 2007 and January 28, 2006, we were above the minimum excess borrowing base and had no borrowings under this facility. We had $128 million and $165 million of letters of credit outstanding as of February 3, 2007 and January 28, 2006, respectively.

Other Debt Repayment

On July 26, 2006, we received a letter dated July 25, 2006 from an investment advisor to investors that beneficially hold a portion of our $200 million aggregate principal amount of 8.75% Debentures due September 1, 2021 (the “Debentures”) issued under an Indenture dated as of August 29, 1991, as amended by Supplemental Indenture No. 1, dated as of January 1, 1996 (as amended, the “Indenture”). The letter purported to be a “notice of default” relating to the Debentures. We informed the trustee under the Indenture that we are not in default under the Indenture. On November 2, 2006, we commenced a cash tender offer for any and all of the outstanding Debentures (the “Tender Offer”) and a related consent solicitation to effect certain amendments to the Indenture, eliminating all of the restrictive covenants and certain events of default in the Indenture. In connection with the Tender Offer the investment advisor delivered a letter notice withdrawing its purported “notice of default” letter and waiving any purported default alleged or purported acceleration relating thereto, effective upon our acceptance of its tendered Debentures in the Tender Offer. The investment advisor tendered their Debentures in the Tender

Offer. On November 30, 2006, the Tender Offer expired, and on December 1, 2006, we consummated the Tender Offer of $178 million (approximately 89.2%) of the outstanding Debentures in the Tender Offer using borrowings under the Unsecured Credit Facility (described above) to purchase the tendered Debentures leaving an outstanding balance of $22 million as of February 3, 2007.

NOTE 9 – STOCK-BASED COMPENSATION

Effective January 29, 2006, we adopted SFAS 123 (R), Share-Based Payment. Our accounting policy related to stock-based compensation is described in Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

During fiscal 2006, Holdings issued equity awards to certain employees and modified certain awards that were granted prior to the adoption of SFAS 123(R). The modified awards are accounted for under the provisions of SFAS 123(R). The effect of the adoption of SFAS 123(R) on the Company’s earnings before income tax and net earnings for the year ended February 3, 2007 was as follows:

(In millions)	Using Previous Method	FAS 123 (R) Impact	As Reported
Earnings before income taxes	$138	(1)	$137
Net earnings	$54	(1)	$53

SFAS 123(R) requires cash flows, if any, resulting from the tax benefits from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. Adoption of SFAS 123(R) did not have a material impact on our operating and financing cash flows because the Company did not have any windfall tax benefits in the period of adoption.

Management Equity Plan

On July 21, 2005, the Board of Directors of Holdings adopted the 2005 Management Equity Plan (“2005 Plan”). The 2005 Plan provides for the granting of service-based and performance-based stock options, rollover options (i.e., options in Holdings in lieu of options held prior to the Merger), and restricted stock to officers and other key employees of Holdings and its subsidiaries. All awards are in the form of one or more common strips. Each common strip consists of nine shares of Class A common stock of Holdings and one share of Class L common stock of Holdings.

The service-based options generally cliff vest 40% on the second anniversary of the award with the remaining portion vesting ratably over the subsequent three years, subject to the participant’s continued employment with the Company, and vest automatically upon a change of control of Holdings. The performance-based options will vest in the same manner as the service-based options but only if certain performance targets are achieved based on a specified internal rate of return realized by the Sponsors and the sale multiple realized by the Sponsors. The performance-based options will vest on the eighth anniversary of the date of grant regardless of performance, subject to the participant’s continued employment with the Company. All options expire on the tenth anniversary of the date of the grant.

At February 3, 2007 an aggregate of 1,060,826 strips were reserved for future option grants under Holding 2005 Plan. All outstanding options expire at dates ranging from September 8, 2008 to October 27, 2016. The Board of Directors of Holdings has discretion over the amount of shares available for future issuances of restricted stock and options. Holdings expects to satisfy future option exercises by issuing new shares.

Modification of Stock Options

On February 6, 2006, Holdings’ Board of Directors modified all of the performance-based options granted prior to that date to reduce the performance conditions for vesting of these awards. This one-time modification affected 50 employees and resulted in total incremental stock-based compensation cost of $1 million. These performance-based options are now accounted for under the provisions of SFAS 123(R). The incremental compensation cost will be amortized over the remaining service period on a straight-line basis.

Restricted Stock

The 2005 Plan permits the sale of non-transferable, restricted stock to certain employees at a purchase price equal to fair market value of the common strips. The 2005 Plan was amended in the second quarter of 2006 to permit grants of restricted stock without consideration. At January 28, 2006, 26,170 common strips of restricted stock were outstanding. During fiscal 2006, 20,001 common strips of restricted stock were purchased by officers of the Company at $26.75 per common strip, which was the fair market value as of the respective dates of those purchases. The Company also awarded 41,121 common strips of restricted stock without consideration in the second quarter of 2006 with an aggregate fair market value equal to $1 million as of the grant date. This restricted stock award will vest as to 50% of the common strips on the first anniversary of the grant date and as to 50% of the common strips on the second anniversary of the grant date provided the recipients are still employed by the Company or any of its affiliates as of such respective dates.

Valuation Assumptions

The fair value of each option award modified or granted during the year ended February 3, 2007 is estimated on the date of modification or grant using a lattice option-pricing model that uses the assumptions noted in the following table, along with the associated weighted average fair values. We use historical data to estimate pre-vesting option forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a peer group of companies, as the Company is a non-publicly traded company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The expected term represents the estimated time until exercise and is based on certain projected performance targets of the Company. The expected dividend yield is based on an assumption that no dividends are expected to be approved in the near future. The option valuation model also includes a fixed assumption relative to the expected exit date of the Sponsors. The following are the weighted average assumptions used:

Fiscal Year Ended February 3, 2007
Volatility	50.0%
Risk-free interest rates	5.1%
Expected terms	5.1 years
Dividend Yield	0.0%
Weighted average grant-date fair value per option:
Service-based	$11.99
Performance-based	$10.26

A summary of option activity under the plans during the year ended February 3, 2007 is presented below:

Service-based Options

	Options	Weighted Average Exercise Price $	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In millions)
Outstanding at January 28, 2006	826,477	17.53
Granted	158,755	26.75
Exercised	(82,292)	8.93
Transferred from affiliates, net	173,370	23.73
Forfeited	(210,912)	26.75

Outstanding at February 3, 2007	865,398	19.04	7.44	11.2

Vested or expected to vest at February 3, 2007	820,163	18.61	7.33	11.0

Exercisable at February 3, 2007	408,750	10.42	5.95	21.78

The total intrinsic value of service-based options exercised in the year ended February 3, 2007 was $1.5 million. Net cash paid in the year ended February 3, 2007 to settle stock repurchased on exercise of options was $1.5 million. The tax benefit recognized as a result of the options exercised in the year ended February 3, 2007 was $1 million.

Performance-Based Options

	Options	Weighted Average Exercise Price $	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In millions)
Outstanding at January 28, 2006	745,638	26.75
Granted	317,513	26.75
Exercised	—	—
Transferred from affiliates, net	271,972	26.75
Forfeited	(421,823)	26.75

Outstanding at February 3, 2007	913,300	26.75	8.88	4.8

Vested or expected to vest at February 3, 2007	802,450	26.75	8.77	4.2

Exercisable at February 3, 2007	—	—	—	—

As of February 3, 2007, there was $3 million of total unrecognized compensation cost related to option share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 2.2 years. In addition, there was total unrecognized compensation cost related to restricted stock grants of less than $ 1 million.

Stock-based compensation expense was included in the following categories of our statement of operations:

(In millions)	Year Ended February 3, 2007
Selling, general and administrative expenses	2
Total recognized tax benefit	1

NOTE 10 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recording of all derivatives as either assets or liabilities on the balance sheet measured at estimated fair value and the recognition of the unrealized gains and losses. We record the fair market value of our derivatives, based on information provided by reliable third parties, as other assets and other liabilities within our Consolidated Balance Sheets. The changes in fair value of derivatives are recorded in consolidated statements of operations in interest expense, unless the derivative is designated as a hedge. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure. The effective portion of a cash flow hedge is recorded to other comprehensive income or loss; the ineffective portion of a cash flow hedge is recorded to interest expense. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation.

We enter into derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our long-term debt and foreign currency risk relating to import merchandise purchases. We enter into interest rate swaps and/or caps to manage interest rate risk. We enter into foreign exchange forward contracts to minimize and manage the currency risks associated with the settlement of payables related to our merchandise import program.

The following table presents our outstanding contracts as of February 3, 2007:

(In millions) Related Items ( in Local Currency)(1)	Type of Derivative	Effective Date	Maturity Date	Notional Amount (In USD)	Balances at Fair Value As of February 3, 2007
					Derivative Assets	Derivative Liabilities
Merchandise Import Program (Varies)(2)	Foreign Exchange Forwards	Varies (2)	Varies (2)	$40	$1	$—
Secured Term Loan Facility due 2012 (USD)	Interest Rate Swap (3)	August 2006	August 2008	600	—	(2)
Secured Term Loan Facility due 2012 (USD)	Interest Rate Cap (3)	August 2008	August 2010	600	—	—

(In millions) Related Items ( in Local Currency)(1)	Type of Derivative	Effective Date	Maturity Date	Notional Amount (In USD)	Balances at Fair Value As of February 3, 2007
					Derivative Assets	Derivative Liabilities
$600 million Secured Real Estate Loan (USD)	Interest Rate Cap (3)	July 2005	August 2007	600	—	—
$600 million Secured Real Estate Loan (USD)	Interest Rate Corridor	July 2006	August 2008	600	1	—

Total				$2,440	$2	$(2)

(1)	Refer to Note 8, entitled “LONG-TERM DEBT” for detail on our related items, except for the Merchandise Import Program.

(2)	Our Canadian subsidiary enters into foreign exchange forward contracts at various dates. These contracts mature at varying times throughout fiscal 2007. These derivative contracts are classified as current assets and current liabilities as of February 3, 2007.

(3)	As of February 3, 2007, these derivatives qualified for hedge accounting as variable cash flow hedges under the long-haul method. We evaluate the effectiveness of the hedging relationships on an ongoing basis and recalculate changes in fair values of the derivatives and the underlying hedged items separately.

At January 28, 2006, we had $25 million notional amount of short-term outstanding forward contracts with a fair market value of $(1) million and pre-tax gross deferred unrealized losses of $1 million recorded in Other comprehensive loss. At January 28, 2006, we also had interest rate caps with notional amounts of $600 million and fair market values of less than $1 million.

Merchandise import program

Derivatives related to our merchandise import program are not designated as hedges under SFAS 133. As a result, changes in value of these derivatives are recorded to the consolidated statement of operations. For fiscal 2006, we recorded a $1 million realized loss and a $1 million unrealized gain to the consolidated statement of operations for derivatives related to the import program.

Secured term loan facility due 2012

In July 2006, we entered into an interest rate swap and paid $1 million to enter into an interest rate cap on $600 million of debt outstanding under the Secured Term Loan Facility due 2012 (described in Note 8 entitled “LONG-TERM DEBT”). The interest rate swap hedges the variable LIBOR for a fixed rate of interest of 5.435% plus the credit spread until August 2008. The interest rate cap was entered into to manage the changes in the three month LIBOR above 7.50% from August 2008 through August 2010. Both derivative contracts are designated as cash flow hedges under the long-haul method. As such, the change in fair value of these derivatives was approximately $3 million, which was recorded to other comprehensive loss as of February 3, 2007. No material ineffectiveness existed at February 3, 2007. We do not expect to reclassify any material amounts from other comprehensive loss within the next 12 months, related to these derivative contracts. No material ineffectiveness existed at February 3, 2007.

$600 million secured real estate loan

In July 2006, we paid $3 million to enter into interest rate corridor on our $600 million secured real estate loans. In July 2005, we entered into interest rate cap on our $600 million secured real estate loans. The combination of these derivative contracts are designed to effectively manage the variable cash flows associated with changes in one month LIBOR above 5.50%. The interest rate corridor does not qualify as a cash flow hedge. As such, the change in fair value of $2 million during fiscal 2006 was recorded as interest expense in our consolidated statement of operations. The interest rate cap is designated as a cash flow hedge and the change in fair value was recorded in other comprehensive loss. During fiscal 2006, the change in fair value was immaterial and no material ineffectiveness existed at February 3, 2007. We expect to reclassify less than $1 million as a loss from other comprehensive loss within the next 12 months.

NOTE 11 – INCOME TAXES

Earnings (loss) before income taxes is as follows:

(In millions)	2006	2005
U.S.	$67	$(501)
Foreign	70	109

(In millions)	2006	2005
Earnings (loss) before income taxes	$137	$(392)

The provision (benefit) for income taxes is comprised of the following:

(In millions)	2006	2005
Current:
U.S. Federal	$47	$(1)
State	(1)	17
Foreign	14	30

Total provision (benefit) for current taxes	60	46

Deferred:
U.S. Federal	23	(149)
State	(2)	1
Foreign	3	(4)

Total provision (benefit) for deferred taxes	24	(152)

Total provision (benefit) for income taxes	$84	$(106)

The tax effects of temporary differences are included in deferred tax accounts as follows:

(In millions)	2006	2005 (As restated)
Deferred tax assets:
U.S. Federal loss carry-forwards	$13	$139
State loss carry-forwards	69	94
Foreign loss carry-forwards	1	2
Tax credit and carry-forwards	47	64
Restructuring	16	18
Inventory	24	32
Straight line rent	47	44
Other	49	47

Total deferred tax assets before valuation allowance	266	440
Valuation allowance	(88)	(71)

Total deferred tax assets	$178	$369

Deferred tax liabilities:
Property and equipment	172	$176
Gain on related party real estate sale	341	359
LIFO inventory	24	22
Repatriation of foreign earnings	11	35
Other	16	47

Total deferred tax liabilities	$564	$639

The Company’s effective tax rate is 61%. The difference between the effective tax rate and the statutory rate for 2006 resulted primarily from a $31 million valuation allowance established on U.S. Federal tax credits, establishment of $2 million of U.S. Federal tax reserves, a net state benefit of $3 million and other miscellaneous items.

CARRY-FORWARDS

At fiscal year ended February 3, 2007, we had deferred tax assets of $130 million for U.S. Federal, state and foreign tax loss and credit carry-forwards. Management believes that some of the U.S. Federal tax credit, state and foreign tax loss and credit carryforwards will not be used, and has established $88 million of valuation allowance to offset the tax benefit of these carry-forwards. During the year, certain U.S. Federal, state and foreign tax loss and credit carry-forwards were used to offset income or tax thereon, and some expired unused.

On July 21, 2005, the Company’s parent was acquired by a group of investors. U.S. Federal, and certain state and foreign taxing jurisdictions impose limitations on the amount of tax losses, credits and other carry-forwards that can be used to offset current income and tax within any given year when there has been an ownership change. Our U.S. Federal tax loss and credit carry-forward limitation is an amount equal to the value of the Parent Group multiplied by the long-term tax-exempt rate, as defined under Section 382 of the Internal Revenue Code. For fiscal year ended February 3, 2007, we used $139 million of U.S. Federal tax loss carry-forwards to offset our U.S. Federal taxable income, and $25 million of U.S. Federal tax credits to offset U.S. Federal income tax. We also used $40 million of our state tax loss carry-forwards to offset our state taxable income and $2 million of foreign tax loss carry-forwards to offset our foreign taxable income. Our $37 million of U.S. Federal net operating loss carry-forwards and $47 million of U.S. Federal tax credit carry-forwards will expire during the next 6 to 20 years. Of our $1.3 billion of state tax loss and credit carry-forwards, $290 million will expire during the next 5 years, approximately $1.0 billion will expire during the next 6 to 20 years, and $7 million may be carried forward indefinitely. Our $3 million of foreign tax loss carryforwards will expire during the next 6 to 20 years.

The Company is a member of a consolidated federal income tax group. Effective for the year ended January 28, 2006, members of the group entered into a tax allocation agreement. Under the tax allocation agreement, the members will calculate their tax expense or tax benefit on a stand-alone basis, and record a “due to” or “due from” account with the Parent company for any federal related tax liabilities. In addition, to the extent a member of the Parent’s group utilizes a tax benefit of the Company, we will reflect a “due from” on our financial statements to reflect the economic effect. Each year, management will decide how to settle these accounts, i.e., whether the Parent should contribute the “due to” amounts to the members, the members should distribute the “due from” amounts to the Parent, or settlement should be made in cash. For fiscal 2006 and 2005, the Company distributed its “due from” amount to the Parent.

VALUATION ALLOWANCE

Management believes that some of our deferred tax assets will not be realized and has established a valuation allowance to offset these assets. During the fiscal year 2006, our net valuation allowance increased by $ 17 million. The change includes the establishment of a valuation allowance of $31 million to offset the deferred tax benefit of U.S. Federal tax credit carry-forwards that we now believe we will not be able to use. These were partially offset by a $1 million release of certain foreign tax loss carry-forwards and a $13 million decrease as significant state tax loss carry-forwards used during fiscal 2006.

RESERVES

Various U.S. Federal, state and foreign taxing authorities routinely audit our income tax returns. Our U.S. Federal income tax returns for years 2000 to 2002 are currently under examination by the IRS. Our state income tax returns for years 1994 to 2004 are currently under examination by 12 state taxing authorities, and our foreign income tax returns for years 1996 to 2004 are currently under examination by one foreign taxing authority. While it is often difficult to predict whether we will prevail, we believe that our tax reserves reflect the probable outcome of known tax contingencies. During fiscal year ended February 3, 2007 we decreased tax reserves by a net $14 million of which $6 million was a benefit to income tax expense and $8 million related to income tax payments, bringing our total tax reserves to $34 million at year-end.

FOREIGN EARNINGS

In the year ending January 28, 2006, management determined that the Company would no longer permanently reinvest any of the earnings of its foreign subsidiaries outside the United States. As such, we have recorded a net U.S. federal income tax expense of $18 million on the $100 million current and cumulative earnings of our foreign subsidiaries.

NOTE 12 – ACCUMULATED OTHER COMPREHENSIVE LOSS

Comprehensive income (loss) is included in the Consolidated Statements of Stockholder’s Equity. Accumulated other comprehensive loss, net of tax, is reflected in the Consolidated Balance Sheets, as follows:

Other comprehensive loss, net of taxes, were comprised of:

(In millions)	February 3, 2007	January 28, 2006
Foreign currency translation adjustments, net of tax	$(12)	$(10)
Unrealized loss on hedged transactions, net of tax	(2)	—

	$(14)	$(10)

NOTE 13 – LEASES

We lease a portion of the real estate used in our operations. Most leases require us to pay real estate taxes and other expenses and some leases require additional payments based on percentages of net sales.

Minimum rental commitments under non-cancelable operating leases having a term of more than one year as of February 3, 2007 were as follows:

	Gross minimum rentals		Sublease income	Net minimum rentals
(In millions)	Third party	Related party
2007	138	273	19	392
2008	134	269	17	386
2009	131	250	13	368
2010	124	247	10	361
2011	114	255	9	360
2012 and thereafter	377	1,785	58	2,104

Total	$1,018	$3,079	$126	$3,971

Total rent expense, net of sublease income of $13 million and $15 million, was $389 million and $166 million in 2006 and 2005, respectively. We remain directly and primarily liable for lease payments to third party landlords related to locations where we have subleased all or a portion of the locations to third parties. Rental payments received from our sub-lessees offset the lease payments made to third party landlords. To the extent that sub-lessees fail to make sublease rental payments, our total net rent expense to the third party landlords would increase by the amount of the deficiency of the sub-lessees’ payments.

For leases that contain predetermined fixed escalations of the minimum rentals, we recognize the related rental expense on a straight-line basis and record the difference between the recognized rental expense and amounts payable under the leases as Deferred rent liabilities. Deferred rent liabilities were $155 million and $143 million at February 3, 2007 and January 28, 2006, respectively, and includes liabilities to affiliates of $23 million and $4 million as of February 3, 2007 and January 28, 2006, respectively. All of our leases, excluding lease agreements with affiliates, include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions might include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases may include early termination options, which can be exercised under specified conditions, for example, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments and included in the determination of total rental expense when it is probable that the event will occur. Contingent rent expense was $2 million as of February 3, 2007 and January 28, 2006, respectively. Future payments for taxes, maintenance and insurance to which we are obligated are excluded from minimum lease payments. Tenant allowances received upon entering into certain store leases are recognized on a straight-line basis as a reduction to rent expense over the lease term.

Leases with affiliates

We lease retail properties from affiliated entities under non-cancelable master operating leases. Depending on the affiliated entity who is the landlord, lease terms expire in various years up to July 20, 2020 (“July Transaction”) or in various years up to January 31, 2021 (“December Transaction”). Leased retail properties consist of locations which are owned outright by the affiliated landlord (“Owned Locations”); locations which have buildings that are owned by the landlord and land which is controlled through a ground lease with an unrelated third party (“Ground Lease Locations”); and locations that are controlled through straight leases for land and building which the landlord leases from an unrelated third party (“Straight Lease Locations”). In addition to base rents, the leases typically provide for tenant reimbursements of specific property operating expenses and real estate taxes. Future base rents payable by us under these leases as of February 3, 2007 are set forth in the chart above.

For the July Transaction, for Owned Locations, the lease contains predetermined fixed escalations of the minimum rentals on July 20, 2010 and July 20, 2015. For Ground Lease and Straight Lease Locations, the base rent consists of a net lease payment plus the rent on the underlying ground lease or straight lease. Likewise, the predetermined fixed escalations are applied separately. The net lease payments have predetermined fixed escalations on July 20, 2010 and July 20, 2015 as agreed to in the master lease agreements. The escalation for the underlying Ground and Straight Leases occurs as provided in the respective lease agreements. For Ground Lease and Straight Lease Locations, we have a unilateral right to have the landlord take the renewal option at the time the initial underlying lease term expires, so long as the renewal option ends on or before July 20, 2020.

For the December Transaction, for Owned Locations, the lease contains predetermined fixed escalations of the minimum rentals on December 8, 2010 and December 8, 2015. For Ground Lease and Straight Lease Locations, the base rent consists of a net lease payment plus the rent on the underlying ground or straight lease with third party. Likewise, the predetermined fixed escalations are applied separately. The net lease payments have fixed escalations on December 8, 2010 and December 8, 2015 as agreed to in the master lease agreement. The escalation for the underlying ground and straight leases occurs as provided in the respective lease agreements. For substantially all of the Ground Lease and Straight Lease Locations, we have a unilateral right to have landlord take the renewal option at the time the initial underlying lease term expires, so long as the renewal option ends on or before January 31, 2021.

Leases may include early termination options, which can be exercised under specified conditions, for example, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property. Total related party rent expense was $280 million and $68 million for the year ended February 3, 2007 and January 28, 2006, respectively.

NOTE 14 – OTHER EMPLOYEE RETIREMENT AND COMPENSATION BENEFITS

Our employees participate in a variety of other employee benefits to include retirement benefits, health and insurance benefits offered by our Parent Company. In December 2006, we adopted our Parent’s Supplemental Executive Retirement Plan (“SERP”), effective as of February 1, 2006. The SERP provides supplemental retirement benefits to certain executive officers in excess of the limitations that are imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on contributions to our Partnership Employees’ Savings and Profit Sharing Plan (the “Savings Plan”). Participants are generally 100 percent vested in their SERP accounts after completing five years of employment with the Company. Prior to the Merger Transaction, we maintained a supplemental retirement plan for our executives, which was settled in July 2005. For fiscal year 2006 we recorded an expense for the new and former SERP plans of $1 million. Prior to fiscal 2006 our Parent recorded expenses associated with the SERP plans. As of February 3, 2007, the SERP liability was $1 million. Refer to Note 17 entitled “RELATED PARTY TRANSACTIONS” for a description of services provided by Parent.

Included in the Savings Plan, we have a 401(k) salary deferral feature for eligible domestic employees. The terms of the plan call for annual employer contributions as determined by the Board of Directors, subject to certain limitations. The Savings Plan may be terminated at our discretion. Expenses related to the Savings Plan were $13 million and $27 million in 2006 and 2005, respectively.

We also offer other supplemental compensation benefits to our executive officers. Prior to the Merger Transaction, we offered our executive officers an additional life insurance coverage benefit (“Split Dollar Plan”), which entitled their beneficiaries to receive a death benefit of five times the executive officer’s current compensation. As of March 2005, our Parent Company discontinued this benefit to new employees. Pursuant to the Merger agreement, the endorsement split-dollar life insurance policies will remain in a trust for the then existing participants until July 2010. If the existing participants leave the Company prior to July 2010, they forfeit this benefit, based on the terms of their individual severance packages. As of July 2005, our Parent’s Split Dollar Plan was fully funded. As of February 3, 2007, there were approximately 38 current and severed employees that were participating in the plan. With this plan, we have a concentration of credit risk in one insurance carrier.

NOTE 15 – LITIGATION AND LEGAL PROCEEDINGS

We are involved in lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, resulting in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our consolidated financial statements taken as a whole.

As of the end of fiscal 2005, Toysrus.com operated three co-branded on-line stores under a strategic alliance agreement with Amazon.com. On May 21, 2004, we filed a lawsuit against Amazon.com and its affiliated companies in the Superior Court of New Jersey, Chancery Division, Passaic County (the “New Jersey Trial Court”) to terminate our strategic alliance agreement with Amazon.com. On June 25, 2004, Amazon.com filed a counterclaim against us and our affiliated companies alleging breach of contract relating to inventory and selection requirements. On March 31, 2006, the New Jersey Trial Court entered its order granting our request for termination of the agreement and denying Amazon.com’s request for relief on its counterclaim. On or about March 2, 2007, Amazon.com filed a Notice of Appeal of the New Jersey Trial Court’s March 31, 2006 order and certain other related orders. On or about March 16, 2007, we filed a Notice of Cross-Appeal on the issue of whether the New Jersey Trial Court erred in denying our claim for damages caused by Amazon.com’s material breach of the parties’ strategic alliance agreement.

On June 2, 2006, Amazon.com filed a lawsuit against us in the Superior Court of Washington, County of King, (the “Washington Court”) for money damages allegedly arising from services it was required to provide to us during the wind-down period pursuant to the final order entered in the New Jersey Trial Court. The Washington Court stayed proceedings before it in favor of the New Jersey Trial Court, and the New Jersey Trial Court has ruled that Amazon.com is not entitled to the fees it sought for services it was required to provide during the wind-down period. On August 14, 2006, the New Jersey Trial Court directed Amazon.com to deliver the withheld monies “forthwith” and, subsequently, Amazon.com returned the funds. The Washington Court has directed that any further litigation over these issues proceed in the New Jersey courts. We believe that Amazon.com’s maintenance of the Washington Court lawsuit is without merit.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

We are subject to various claims and contingencies related to lawsuits and taxes, as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. Refer to Note 13 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of February 3, 2007.

On May 9, 2006, we entered into an agreement with GSI Commerce, Inc. (NASDAQ: GSIC), a leading North American provider of e-commerce solutions, and on May 19, 2006, we entered into an agreement with Exel, Inc., a leading North American contract logistics provider, to support the Company’s online retail business. On July 1, 2006, the Company re-launched its Toysrus.com and Babiesrus.com web sites on the GSI e-commerce platform and began utilizing Exel’s order fulfillment services. Under the terms of the multi-year agreements, GSI Commerce will provide technology, hosting, order processing, customer service and support in exchange for fees calculated primarily as a percentage of revenue, and Exel will provide warehousing and fulfillment services in exchange for fees calculated primarily as a cost plus arrangement.

NOTE 17 – RELATED PARTY TRANSACTIONS

We engage in related party transactions with Parent and its subsidiaries (“Affiliates”), as described below. It should not be assumed that any of these transactions with affiliated entities have been conducted on an “arm’s-length” basis.

Transactions with the Sponsors

The Sponsors provide management and advisory services to us pursuant to an advisory agreement executed at the closing of the Merger Transaction and effective as of July 21, 2005. The fee paid to the Sponsors under the advisory agreement was $19 million and $4 million for the fiscal years ended February 3, 2007 and January 28, 2006, respectively. The annual fee for fiscal 2007 is expected to be $17 million, increasing five percent per year during the ten-year term of the agreement.

From time to time the Sponsors or their affiliates may acquire debt or debt securities issued by the Company or its subsidiaries in open market transactions or through loan syndications. On December 1, 2006, the Company entered into the Unsecured Credit Facility with a syndicate of financial institutions and other lenders. The syndicate includes affiliates of Vornado Realty Trust and Kohlberg Kravis Roberts & Co. L.P., all indirect equity owners of the Company, which each participated in 15% of the loan amount. For further details, see Note 8 entitled “LONG-TERM DEBT”.

In 2006, the Company consummated the sale of its interest in 34 properties to Vornado Surplus 2006 Realty LLC. For further details, see Note 3 entitled “NET GAINS (LOSSES) ON SALES OF PROPERTIES”.

Services Provided by Parent

In fiscal 2005 our Parent provided us with various services including planning, legal, treasury, auditing, insurance, human resource, corporate affairs, information technology, and tax services. Billing for these services, which were based on the cost to Parent to provide such services were $595 million, including one-time charges of $259 million and depreciation on corporate headquarters assets of $38 million, for the year ended January 28, 2006.

In February 2006, most of the centralized corporate functions were transferred to us from our Parent. Immediately after the transfer, we entered into a service agreement with our Parent to provide our parent and other affiliate with certain corporate functions. In fiscal 2006, we billed our Parent for services totaling $3 million.

Value Card Services with Affiliates

Subsequent to the Merger, we manage the distribution and fulfillment of value cards through our wholly owned subsidiary, we sell value (gift) cards to customers, which are used in our toy, baby, and children’s apparel businesses. The value cards prior to the Merger were managed by another subsidiary of Parent. The balances due to this affiliate were $84 million and $102 million at February 3, 2007 and January 28, 2006.

Licensing Arrangements with Affiliates

We own intellectual property used by us and Parent’s foreign affiliates and unrelated foreign franchisees/licensees in the toy, baby and children’s apparel businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair market value. We charged the Parent’s foreign affiliates and unrelated foreign franchisees/licensees license fees of $114 million and $109 million in 2006 and 2005, which are classified on our consolidated statement of operations as Other revenues.

Procurement Services for Affiliates

We maintain certain operations, which provide product procurement services to Parent’s foreign affiliates and unrelated foreign franchisees/licensees from vendors located in Asia. In consideration for these services, we charge a service fee based on a percentage of product costs, which management believes represents the fair market value for such services. We charged these foreign affiliates service fees of $1 million and $14 million in 2006 and 2005, respectively, which are classified on our Consolidated Statements of Operations as Other revenues.

Real Estate Arrangements with Affiliates

We leased 566 properties from affiliates of Parent. SG&A expenses include lease expense of $328 million and $75 million, which include reimbursement of expenses of $48 million and $7 million related to these leases for 2006 and 2005, respectively. Refer to Note 13 entitled “LEASES” for minimum rental commitments under non-cancelable, related party operating leases and to Note 2 entitled “THE MERGER TRANSACTION AND REORGANIZATION” for further details of the transfers of these properties to affiliates.

Management Services Fees

In fiscal 2006, a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services were transferred to us from Parent. As a result, we now provide these services to Parent and other affiliates under the Domestic Services Agreement (“Agreement”). The costs are allocated based on a formula for each affiliate. The amounts we charged to Parent and other affiliates in fiscal 2006 for these services was $8 million.

NOTE 18 – NOTES WITH AFFILIATES

Note Receivable from Affiliates

In December 2006 we collected our $108 million affiliate note receivable, which was denominated in Euros. The note bore interest at 4% plus a participating interest calculated as a percentage of the borrower’s cash flows, which we recognized as interest income of $16 million during each of fiscal 2006 and 2005.

In fiscal 2005, our Parent made certain payments on our behalf relating to operating expenses, including payroll and other expense payables as well as purchases of property and equipment and inventory. In addition, Parent allocated to us expenses relating to shared services, functions and certain corporate costs, including litigation, employee benefits, and insurance. These liabilities were settled through a transfer of cash to Parent to settle its operating liabilities. Furthermore, as described in Note 1, we file a consolidated federal tax return with Parent and have a tax sharing arrangement. Parent charges us interest expense equal to LIBOR + 1.15% on the outstanding notes payable balance. As described in Note 2, we assumed $3.2 billion of indebtedness in settlement of intercompany balances.

In fiscal 2006, the Company settled a majority of its outstanding intercompany liability with Parent Company by assuming $545 million of the Parent Company’s third-party net business liabilities. Additionally, we provided $250 million to our Parent in fiscal 2006 that was used by Parent to pay down third party indebtedness. As of February 3, 2007 and January 28, 2006, the net balance receivable from Parent was $86 million and the net payable to Parent was $756 million, respectively.

Note Payable to Parent

In connection with the reorganization discussed in Note 2 entitled “MERGER TRANSACTION AND REORGANIZATION”, we issued a promissory note with a value of $700 million to Parent in exchange for common stock of certain of our subsidiaries. The note bears interest at 9.25% per annum and matures on July 21, 2017. On December 9, 2005, we repaid $633 million of our obligation, along with $23 million of related interest expense. The outstanding balance on this note payable was $77 million and $70 million, including $7 million and $3 million of accrued interest at February 3, 2007 and January 28, 2006.

NOTE 19 – RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”). This Statement permits entities to choose to measure eligible items at fair value at specified election dates. The statement requires reporting of unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective for fiscal years beginning after November 15, 2007 and may be adopted earlier but only if the adoption is in the first 120 days of that fiscal year and also if the entity elects to apply the provisions of SFAS No. 157 “Fair Value Measurements” (“SFAS 157”). We are currently evaluating the impact that SFAS 159 will have on our consolidated financial statements.

In September 2006, the FASB issued SFAS 157, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact that SFAS 157 will have on our consolidated financial statements.

In September 2006, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). The scope of EITF 06-4 is limited to the recognition of a liability and related compensation costs for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. We are currently evaluating the impact that EITF 06-4 will have on our consolidated financial statements; however, adoption of this Issue is not expected to have a material impact on our consolidated financial statements.

In September 2006, the EITF reached a consensus on EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance – Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (“EITF 06-5”). The scope of EITF 06-5 consists of three separate issues relating to accounting for life insurance policies purchased by entities protecting against the loss of “key persons.” The three issues are clarifications of previously issued guidance on FASB Technical Bulletin No. 85-4. EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The adoption of this Issue did not have a material impact on our consolidated financial statements.

In July 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, based on the technical merits. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective as of the beginning of the fiscal year that begins after December 15, 2006. We are currently assessing the impact of adopting FIN 48 on our consolidated financial statements.

In June 2006, the EITF issued EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That Is, Gross versus Net Presentation)” (“EITF 06-3”). The scope of EITF 06-3 relates to revenue-producing activities, such as sales, value added, and some excise taxes, between a seller and a customer. The EITF concluded that entities should present these taxes in the income statement on either a gross or a net basis based on their accounting policy. However, if gross presentation is elected, the amount of these taxes should be disclosed in interim and annual financial statements. EITF 06-3 is effective for fiscal years beginning after December 15, 2006. Adoption of this statement will not have any impact on our consolidated financial statements.

In April 2006, the FASB issued FASB Staff Position (“FSP”) FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)” which requires the variability of an entity to be analyzed based on the design of the entity. The nature and risks in the entity, as well as the purpose for the entity’s creation are examined to determine the variability in applying FIN 46(R). The variability is used in applying FIN 46(R) to determine whether an entity is a variable interest entity, which interests are variable interests in the entity, and who is the primary beneficiary of the variable interest entity. FSP FIN 46(R)-6 is effective for all reporting periods after June 15, 2006. The adoption of FSP FIN 46(R)-6 has not had a material impact on our financial position, results of operations or cash flows.

In February 2006, the FASB released FSP SFAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event,” which clarifies the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event. The adoption of SFAS 123(R)-4 has not had a material impact on our financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS statement No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”, by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS 155 is effective as of the beginning of the fiscal year that begins after September 15, 2006. We do not believe the adoption of SFAS 155 will have a material impact on our financial position, results of operations or cash flows.

NOTE 20 – RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In the fourth quarter of fiscal 2006, we identified errors in our previously reported financial statements related to our accounting for income taxes. During the year-end closing process, we determined that we did not properly record deferred tax accounts on a net basis by legal entity and taxing jurisdiction, as required by SFAS No. 109 “Accounting for income taxes” (“SFAS 109”). In addition, we identified other tax related balance sheet classification errors and unrecorded tax expense. The other tax related balance sheet items in fiscal 2005 related to a reduction of $18 million in Capital contributions associated with property transfers and a reduction of $14 million in Accumulated other comprehensive loss to reflect the tax effect on a portion of cumulative translation adjustment. Accordingly, we have restated our previously reported Consolidated Balance Sheet and Consolidated Statement of Changes in Stockholder’s Equity for the fiscal year ended January 28, 2006. The unrecorded tax expense errors affected income statement periods prior to fiscal 2005, which is reflected as an $18 million increase to the opening accumulated deficit as of January 30, 2005.

The following tables present the aggregate impact of errors related to accounting for income taxes on our Consolidated Balance Sheet and Consolidated Statement of Changes in Stockholder’s Equity as of January 28, 2006:

(In millions)	Impact of Adjustments On Opening Accumulated Deficit
Balance, January 29, 2005 (As previously reported)	$(1,895)
Unrecorded tax expense related to non-deductible expense	(10)
Unrecorded tax expense related to net operating losses	(8)

Total adjustments	(18)
Balance, January 30, 2005 (As restated)	$(1,913)

Consolidated Balance Sheet (In millions) As of January 28, 2006	Previously reported	Adjustments	As restated
Current deferred tax assets	$72	$(39)	$33
Total current assets	1,814	(39)	1,775
Deferred tax assets	301	(301)	—
Total assets	4,403	(340)	4,063
Current deferred tax liabilities	35	(29)	6
Total current liabilities	1,531	(29)	1,502
Deferred tax liabilities	586	(289)	297
Stockholder’s equity	218	(22)	196
Total liabilities and stockholder’s equity	$4,403	$(340)	$4,063

Consolidated Statement of Changes in Stockholder’s Equity (In millions) As of January 28, 2006	Previously reported	Adjustments	As restated
Foreign currency translation adjustments	$9	$14	$23
Total comprehensive loss	(276)	14	(262)
Capital contributions	1,171	(18)	1,153
Additional paid-in capital	4,428	(18)	4,410
Accumulated other comprehensive loss	(24)	14	(10)
Accumulated deficit	(4,186)	(18)	(4,204)

In fiscal 2006, we have included certain immaterial other non-product revenue in Other revenues which have historically been presented as a reduction in SG&A. We have restated $36 million in fiscal 2005 to correctly present other non-product revenue in Other revenues.